To: the management of MultiMetaVerse Inc.:

The undersigned, Shenzhen Gaea Technology Corporation ("Gaea Technology") acknowledges and confirms that

As at 31 December 2020 and 30 June 2021, MultiMetaVerse Inc. ("the Company") and its wholly-owned and majority-owned subsidiaries, variable interest entity ("VIE") and VIE's subsidiaries (collectively, the "Group") had total liabilities of USD 5,094,875 and USD 5,765,608 due to Gaea Technology.

In view of this, we, hereby confirm that Gaea Technology will not demand any repayment of current existing liabilities as well as incremental portion for a period of at least 24 months from the issuance date of the Company's financial statement for the year ended 31 December 2020. We also confirm that if the company is successfully listed in Nasdaq, the company may repay the liability due to Gaea Technology if the Company has sufficient liquidity position.

This letter is provided for your use and for the use of Marcum Bernstein & Pinchuk LLP in connection with their audit of MultiMetaVerse Inc.'s financial statements for the year ended 31 December 2020 and 2019 and their review of MultiMetaVerse Inc.'s financial statements for the six months ended 30 June, 2021, and is not to be shown to other parties without our express consent.

Shenzhen Gaea Technology Corporation

By: ______________________

Name:

Title:

Date: 2021 年 11 月 26 日